Exhibit 10.89

PURCHASE AND SALE AGREEMENT

AND

JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”), dated as of June 12, 2007 (the “Effective Date”), is made by and among SC BRIDGEWAY, INC., a California corporation (the “Seller”), and KBS CAPITAL ADVISORS LLC, a Delaware limited liability company (the “Purchaser”), and CHICAGO TITLE INSURANCE COMPANY, a Missouri corporation (the “Escrow Holder” or the “Title Company”). Capitalized terms used herein shall have the meanings ascribed to such words in this Agreement.

In consideration of the mutual covenants contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

SECTION 1.

PURCHASE AND SALE

Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller the following property (collectively, the “Property”):

(a) Land. The real property (the “Land”) located in the City of Newark, County of Alameda, State of California, described in Exhibit A, together with all rights and appurtenances pertaining to the Land, including without limitation any right, title and interest of Seller in and to adjacent streets, alleys, easements or rights-of-way.

(b) Improvements. All improvements and structures located on the Land and commonly known as “Bridgeway Technology Park,” including without limitation that certain 170,675 square feet office building having a street address of 7007-7151 Gateway Boulevard, Newark, California (the “Building”), together with any and all site improvements, fixtures, systems and equipment including without limitation all plumbing, air conditioning, heating, ventilation, mechanical, electrical and other utility systems, and roadways, sidewalks, parking facilities, landscaping, recreational facilities, security devices, signs and light fixtures located in, on, under or about the Building or Land (collectively, the “Improvements”). The Land and Improvements are collectively the “Real Property”.

(c) Leases. All leases, subleases, licenses, and other occupancy agreements for space in the Real Property as set forth on Schedule 1 attached hereto (the “Leases”), and all security and other deposits, letters of credit, prepaid rent, and guaranties of such Leases held by Seller as of the Closing Date.

(d) Tangible Personal Property. All tangible personal property owned by Seller as of the Closing Date and used in connection with the operation, ownership, maintenance, management or occupancy of the Property including, without limitation, all appliances, equipment, machinery, furniture, carpet, and drapes as set forth on Schedule 2 attached hereto (the “Tangible Personal Property”).

(e) Contracts. All of Seller’s right, title and interest in and to those assignable written contracts and agreements (other than Leases) pertaining to the Real Property as set forth on Schedule 3 attached hereto (collectively, the “Contracts”) which Purchaser expressly agrees to assume pursuant to Section 3.3 of this Agreement (collectively, the “Assumed Contracts”).

(f) Intangible Property. To the extent assignable, all intangible property (the “Intangible Property”), if any, owned by Seller and pertaining to or used in connection with the operation, ownership, maintenance, management or occupancy of the Real Property or the Tangible Personal Property including, without limitation, all unexpired warranties upon the Improvements and/or the Tangible Personal Property, all copyrights, logos, designs, trademarks, trade names (other than trade names of Seller or its affiliates), service marks and all goodwill associated with the Real Property, including in particular the name “Bridgeway Technology Park,” and all licenses, permits, entitlements, governmental approvals and certificates of occupancy which benefit the Real Property (but excluding any computer software not used exclusively for the operation of the Real Property).

SECTION 2.

PURCHASE PRICE AND PAYMENT

2.1 Amount. The purchase price (the “Purchase Price”) for the Property is Forty Nine Million Eight Hundred Ninety Thousand Dollars ($49,890,000), and is subject to the prorations and adjustments set forth in this Agreement.

2.2 Deposits.

(a) Within two (2) business days after the Effective Date, as a deposit against the Purchase Price, Purchaser must deposit One Million Dollars ($1,000,000) (the “Deposit”) into an escrow (the “Escrow”) to be opened with the Escrow Holder, together with a fully executed copy of this Agreement.

(b) Requirements for Deposits. Purchaser may make the Deposit in cash, certified funds or cashier’s check payable to the Escrow Holder or by wire transfer of immediately available funds (collectively, “Immediately Available Funds”). The Escrow Holder shall hold the Deposit in Escrow in an interest-bearing account or other investment as may be approved by Purchaser and all interest, earnings and accumulations thereon will be added to the Deposit. Seller’s wire transfer instructions are set forth on Schedule 4 attached hereto.

2.3 Payment of Balance of Purchase Price. If the sale of the Property is consummated under this Agreement, the Deposit, together with all accrued interest, shall be paid to Seller and applied to the payment of the Purchase Price at Closing. If this Agreement has not been terminated, Purchaser shall pay the balance of the Purchase Price, reduced by the amount of the

Deposit and credits due Purchaser for any prorations and adjustments provided herein (the “Closing Amount”) to Seller through Escrow by depositing the Closing Amount in Immediately Available Funds on or before 1:00 p.m. California time on the Closing Date.

2.4 Release of Deposit Upon Termination. If this Agreement terminates for any reason other than Purchaser’s Default (as such term is defined in Section 10.2 herein), the Escrow Holder shall refund the Deposit, together with all accrued interest, to Purchaser, and no party hereto shall have any further obligation under this Agreement except for such obligations which by their terms expressly survive the Closing or other termination of this Agreement (the “Surviving Obligations”). If Seller terminates this Agreement as a result of Purchaser’s Default, the Deposit, together with all accrued interest, shall be immediately released by Escrow Holder to Seller as liquidated damages as provided in Section 10.2, and no party hereto shall have any further obligation under this Agreement except for the Surviving Obligations.

SECTION 3.

INSPECTIONS, TITLE AND SURVEY

3.1 Inspection Period and Notice. During the period beginning on the Effective Date and ending at 5:00 p.m. (California time) two (2) business days after the Effective Date (the “Inspection Period”), Purchaser shall have the right to examine and inspect the Property. Purchaser’s obligation to Purchase the Property shall be expressly conditioned upon the Purchaser’s approval of the condition of the Property as provided in this Section 3, and in the event Purchaser determines in its sole discretion that the Property is not suitable for its purposes, Purchaser shall have the right to terminate this Agreement during the Inspection Period. Prior to the end of the Inspection Period, Purchaser shall deliver to Seller written notice (an “Inspection Notice”) that Purchaser is either (i) satisfied with its inspections of the Property, in which case the parties shall proceed to Closing in accordance with this Agreement, or (ii) unsatisfied for any reason in its sole discretion as to the suitability of the Property, in which case this Agreement shall terminate. If Purchaser fails to deliver to Seller an Inspection Notice prior to the end of the Inspection Period, Purchaser shall be deemed to have elected to terminate this Agreement. If Purchaser elects or is deemed to elect to terminate this Agreement pursuant to this Section 3.1, the provisions of Section 2.4 shall apply.

3.2 Inspection and Access.

(a) Inspection Documents.

(1) Onsite Due Diligence Documents. Seller shall make available to Purchaser at the Real Property for examination by Purchaser and its employees, officers, directors, asset managers, engineers, surveyors, appraisers, attorneys, consultants, advisors, agents, accountants and other representatives (collectively, “Purchaser Representatives”), all books, files and records relating in any manner to the Property, including, without limitation, all of Seller’s financial records pertaining to the operation of the Property, excluding appraisals, internal company financials of Seller, budgets, capital improvement or reserve studies, internal confidential documents and materials for the Property and matters concerning the sale of the Property (collectively, the “Inspection Documents”) to the extent in the possession or control of Seller and its employees, officers, directors, asset managers, property managers, affiliates, members, partners, shareholders, attorneys, agents or contractors (collectively, “Seller Representatives”). Subject to Section 3.2(c), Purchaser shall have the right to make copies of such Inspection Documents and to extract therefrom such information as it may deem necessary.

(2) Due Diligence Deliveries. Within two (2) business days of the Effective Date, Seller shall deliver or cause to be delivered or make available to Purchaser at the Real Property the following (“Delivered Documents”):

(i)	Leases and Contracts. Copies of all Leases, guaranties, letters of credit, and all Contracts and agreements affecting the Property.

(ii)	Rent Roll. A rent roll (the “Rent Roll”) identifying all of the tenants and the units in the Building, current as of a date not earlier than thirty (30) days prior to the Effective Date.

(iii)	Operating Report. A current operating report containing income and expenses for the current year and last three prior years, if available.

(iv)	Property Tax Bills. Copies of the property tax bills for the current and prior year.

(v)	Title Documents. The most recent preliminary title report or title insurance policy.

(vi)	Additional Delivery Items. To the extent the same exist and are within Seller’s possession or control, those other documents, agreements, items, surveys, and things relating to the Property.

(3) 3-14 Audit Documents. Purchaser has informed Seller that Purchaser is required by law to complete with respect to certain matters relating to the Property an audit commonly known as a “3-14” Audit (“Purchaser’s 3-14 Audit”). In connection with the performance of Purchaser’s 3-14 Audit, Seller shall use its commercially reasonable efforts to deliver to Purchaser (a) the documents which are described on Exhibit G attached hereto, to the extent in existence and in Seller’s possession (collectively, “Purchaser’s 3-14 Audit Documents”) and (b) provide to Purchaser in written form, answers to such questions relating to the Property which are set forth in Exhibit G, to the extent such information is in existence and in Seller’s possession.

The Inspection Documents, Delivered Documents and Purchaser’s 3-14 Audit Documents shall be collectively referred to in this Agreement as the “Property Documents”.

The originals (and where originals are not available or in Seller’s possession or control, copies) of all Property Documents shall become the property of Purchaser upon Closing. Upon Closing, Seller may retain copies of any Property Documents which Seller may make at Seller’s sole cost and expense.

(b) Physical Inspection.

(1) Inspections. At all times during the Inspection Period and prior to Closing or earlier termination of this Agreement, Purchaser shall have the right to enter upon the Property to inspect, test, investigate, study, and survey the Property (the “Inspections”). All Inspections shall be performed: (i) at any reasonable time during ordinary business hours upon not less than twenty-four (24) hours prior notice to Seller; (ii) at Purchaser’s sole cost; (iii) in a manner not disruptive to tenants or the operation of the Property; and (iv) in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Notwithstanding the foregoing, Purchaser must obtain Seller’s written approval (which shall be in Seller’s sole discretion) of the scope and method of any invasive or destructive inspection, testing or investigation of the Property, other than a Phase I environmental inspection and customary physical engineer’s inspection. Seller and the Seller Representatives, shall have the right to be present during any Inspection of the Property and, upon Seller’s request, Seller shall be provided with specimens of all samples or borings taken in connection with any permitted invasive or destructive testing.

(2) Insurance. Prior to Purchaser’s or any Purchaser Representative’s entering the Property to conduct any Inspections, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of the following insurance coverage for Purchaser: general commercial liability insurance (in the case of Purchaser’s coverage, a contractual liability endorsement insuring its indemnity obligations hereunder) from a licensed insurer reasonably acceptable to Seller, in the amount of One Million Dollars ($1,000,000) combined single limit per occurrence, which insurance shall provide coverage for personal injury or property damage caused by Purchaser or such Purchaser Representative in connection with such Inspections.

(c) Confidentiality of Due Diligence Materials. Prior to the Closing, all information provided by Seller to Purchaser or obtained by Purchaser from unaffiliated third parties relating to the Property in the course of Purchaser’s review (other than information publicly available), including, without limitation, any environmental assessment or audit (collectively, the “Consultant Reports”) shall be treated as confidential information by Purchaser; provided, however, Purchaser may disclose such information to a Purchaser Representative in connection with this transaction and as may be required by law. Purchaser shall instruct all parties reviewing such Consultant Reports as to the confidentiality of all such information. In the event that this transaction fails to close for any reason, Purchaser shall return all copies of the Property Documents, maintain the confidentiality of such information, and direct all Purchaser Representatives not to disclose any such information to any other party, except as may be required by law or judicial order. Upon reimbursement of its costs in connection therewith, Purchaser agrees to deliver to Seller, upon Seller’s written request, copies of any Consultant Reports; provided, however, that (i) Purchaser shall not be liable in any manner for any information or statements contained in the Consultant Reports and (ii) Purchaser shall have no obligation to deliver the Consultant Reports to Seller to the extent prohibited from doing so by the provider of the Consultant Reports. The obligations to deliver the Consultant Reports shall survive Purchaser’s termination of this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall impair Purchaser’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT holding an interest (direct or indirect) in any permitted assignee of Purchaser, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

(d) Damage to the Property. If Purchaser or any Purchaser Representatives, during its Inspection of the Property as provided for herein, in any way damages the Property, then Purchaser shall promptly repair such damage. Purchaser shall indemnify, defend and hold harmless Seller and Seller Representatives from any liability for any personal injury or property damage resulting from or arising out of any such Inspection, whether occasioned by the acts of Purchaser or any Purchaser Representative; provided, however, that Purchaser shall have no obligation to so indemnify, defend and hold harmless Seller and Seller Representatives with respect to any liability resulting from: (i) Seller’s or any Seller Representative’s gross negligence or willful misconduct; (ii) any preexisting Hazardous Materials; or (iii) any preexisting dangerous or defective condition at the Real Property. Purchaser’s obligations contained in Sections 3.2(b), (c) and (d) shall survive the Closing or the termination of this Agreement, as applicable. Notwithstanding the foregoing, Purchaser shall continue to have the right to inspect the Property after the expiration of the Inspection Period in accordance with, and subject to, the provisions of this Section 3.2(d).

(e) Interviews. During the Inspection Period, (i) Seller shall make available to Purchaser or any Purchaser Representative for interviews regarding the Property, Seller’s personnel, agents and managers and (ii) Purchaser or any Purchaser Representative shall have the right to interview the tenants leasing space in the Property. In no event shall Purchaser or any other Purchaser Representative contact any tenant at the Property directly without Seller’s prior written approval, and Seller may have a Seller Representative present during any such communication.

3.3 Assumption of Contracts. During the Inspection Period, Purchaser shall notify Seller as to which Contracts, if any, Purchaser will assume for the Property and which Contracts for such Property shall be terminated by Seller at Closing. Purchaser will assume the obligations first accruing and arising from and after the Closing Date under those Contracts that are not in default as of the Closing Date and which Purchaser has elected to assume (the “Assumed Contracts”). Seller shall terminate at Closing all Contracts that are not so assumed. Seller shall terminate at Closing, and Purchaser shall not assume, any property management or leasing agreement affecting the Property.

3.4 Title and Survey.

(a) Title Examination and Commitment. Seller has obtained from the Title Company and delivered to Purchaser, an ALTA Basic Title Insurance Commitment, Commitment Number 06-59010630-A-MB, with the effective date of April 17, 2007 (the “Title Commitment”) covering the Real Property.

(b) Survey. Seller has delivered to Purchaser and the Title Company, Seller’s existing survey of the Real Property (the “Survey”). Purchaser may, at its sole cost and expense, update or re-certify the Survey.

(c) Title Objections. Purchaser shall have until the expiration of the Inspection Period to review and approve: (i) the condition of title to the Real Property; (ii) the Title Commitment and any supplements, amendments or updates and all exceptions to title disclosed therein; and (iii) the Survey (collectively, the “Title Matters”). Prior to the end of the Inspection Period, Purchaser shall deliver written notice to Seller and the Title Company of its approval or disapproval of the Title Matters. In the event that Purchaser does not approve one or more of the Title Matters, the written notice must include a detailed description of Purchaser’s objections to the Title Matters (the “Title Objections”). If Purchaser fails to deliver such notice of approval or disapproval of the Title Matters prior to the expiration of the Inspection Period, Purchaser shall be deemed to have objected to all Title Matters. Notwithstanding the foregoing, if Purchaser discovers any Title Objections during the Inspection Period, Purchaser shall, to the extent feasible, immediately notify Seller following such discovery rather than wait until the end of the Inspection Period.

(d) Cure of Title Objections. Except as otherwise provided herein, Seller shall have no obligation to take any action or proceeding or otherwise to incur any expense to eliminate or modify any Title Objections. However, Seller, at its sole option, may attempt to eliminate, modify or obtain endorsements to the Title Policy acceptable to Purchaser, in Purchaser’s sole discretion, with respect to all or a portion of such Title Objections. In the event Seller is unable or unwilling to eliminate or modify any or all of the Title Objections to the satisfaction (in Purchaser’s sole discretion) of Purchaser, Seller shall provide written notice thereof to Purchaser within three (3) business days of its receipt of Purchaser’s Title Objections (the “Seller’s Notice”). Purchaser may thereafter, no later than two (2) business days after receipt of the Seller’s Notice or no later than two (2) business days after the expiration of the time period during which Seller is entitled to deliver Seller’s Notice, whichever occurs first, (i) elect to close notwithstanding any uncured Title Objections by delivering a written notice to Seller and the Escrow Holder (an “Objection Waiver Notice”), stating that Purchaser has waived its Title Objections and has elected to proceed with the purchase, in which case Purchaser shall take the Real Property subject to such Title Matters, or (ii) elect (as its sole and exclusive remedy) to terminate this Agreement by delivering notice thereof in writing to Seller, and the provisions of Section 2.4 shall apply. In the event that Purchaser fails to deliver a timely Objection Waiver Notice with respect to each such Title Objection, Purchaser shall be deemed to have elected to proceed to Closing notwithstanding such Title Objections.

(e) Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser such title to the Real Property as will enable the Title Company to issue to Purchaser an ALTA Basic Owner’s Policy of Title Insurance (the “Title Policy”) covering the Real Property, in the full amount of the Purchase Price. Seller shall cause all mortgages, deeds of trust, security interests in the Real Property, monetary liens, and any other encumbrances securing monetary obligations affecting the Real Property (the “Monetary Liens”) to be released and discharged of record on or prior to the Closing Date, or in Seller’s sole discretion in the case of any mechanics’ or judgment liens, to be bonded over so that Purchaser shall take title to the Property free of the same. At Closing, the Real Property shall be conveyed subject to the following matters: (i) the rights of tenants, as tenants only with no right to purchase all or portions of the Property, under the Leases; (ii) the lien of all real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided; (iii) local, state and federal laws, ordinances or governmental regulations, now or hereafter in effect relating to the Real Property; (iv) Title Matters appearing of record or shown on the Survey; and (v) any Title Objections not cured by Seller and waived by Purchaser (items (i) through (v) are collectively, the “Permitted Exceptions”).

Notwithstanding the foregoing or anything else stated to the contrary in this Agreement, if Purchaser delivers to Seller a form of title commitment acceptable to Purchaser prior to the expiration of the Inspection Period that does not set forth any requirements inconsistent with the terms of this Agreement, then, the Title Policy that shall be delivered to Purchaser as provided in this Section 3.4(e) shall be the form of title policy provided for in such title commitment delivered to Seller, together with all endorsements attached thereto.

(f) Title Matters Discovered or Disclosed after the Inspection Period; Extension of Closing to Cure Title Defects. Whether or not Purchaser shall have furnished to Seller any Title Objections during the Inspection Period, Purchaser may notify Seller in writing of any objections to title first disclosed after the date of the Inspection Period but prior to Closing (“Additional Title Objections”), in which case, Seller shall have the same option to cure such Additional Title Objections and Purchaser shall have the same option to accept title subject to such Additional Title Objections or to terminate this Agreement as provided in Section 3.4(d). If Seller elects to attempt to cure any Title Objections or Additional Title Objections but Seller’s cure cannot be accomplished by Closing notwithstanding Seller’s diligence in pursuit thereof, the date for Closing shall be automatically extended by a reasonable period of time to effect such a cure, but in no event shall the extension exceed thirty (30) days after the initial Closing Date set forth in Section 8.1 hereof.

SECTION 4.

REPRESENTATIONS AND WARRANTIES

4.1 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

(a) Organization. Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Delaware, and is in good standing and qualified to do business in the State of California.

(b) Power and Authority. Purchaser has legal power and full authority to enter into, be bound by, and comply with the terms of this Agreement, and has obtained all necessary authorizations, consents and approvals required for the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein.

(c) Conflicts. The execution and delivery of this Agreement, the consummation of the transaction contemplated hereby, and the performance of or compliance with the terms, conditions and covenants of this Agreement will not violate or conflict with or result in the breach of any of the terms, conditions or provisions of any agreement, judicial order or instrument to which Purchaser is a party or by which Purchaser or any of Purchaser’s assets are bound.

(d) Non-Affiliation. To Purchaser’s knowledge, neither Purchaser nor any entity controlled by Purchaser or of which Purchaser owns, directly or indirectly, more than ten percent (10%) or which controls or owns, directly or indirectly, more than ten percent (10%) of Purchaser (i) owns directly or indirectly more than 10% of BlackRock Realty Advisors, Inc., Seller’s independent investment advisor (“Advisor”), of BlackRock, Inc. (“BlackRock”) or of PNC Financial Services Group (“PNC”), or (ii) is more than ten percent (10%) owned, directly or indirectly, by Advisor, BlackRock or PNC.

(e) ERISA. Purchaser is not using the assets of any (i) “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); (ii) “plan” (within the meaning of Section 4975(e)(l) of the Internal Revenue Code of 1986, as amended (the “Code”)); or (iii) entity whose underlying assets include “plan assets” (within the meaning of 29 C.F.R. 2510.3-101) by reason of a plan’s investment in such entity, to fund its purchase of the Property under this Agreement.

(f) Specially Designated Nationals and Blocked Persons. Neither Purchaser nor any beneficial owner of Purchaser (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 133224, 66 Fed. Reg. 49079 (the “Order”) or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or any other similar agency (such lists are collectively referred to as the “Lists”); (ii) is a person or entity who has been determined to be subject to the prohibitions contained in the Order; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined to be subject to the prohibitions contained in the Order.

Purchaser’s representations and warranties set forth in this Section 4.1 shall survive the Closing for a period of six (6) months. Prior to the Closing Date, Purchaser shall notify Seller in writing of any facts, conditions or circumstances which render any of the representations and warranties set forth in this Section 4.1 in any way inaccurate, incomplete, incorrect or misleading.

4.2 Seller’s Representations and Warranties.

(a) Organization. Seller is a corporation duly organized and validly existing under the laws of the State of California and is in good standing and qualified to do business in the State of California.

(b) Power and Authority. Seller has legal power and full authority to enter into, be bound by, and comply with the terms of this Agreement, and has obtained all necessary authorizations, consents and approvals required for the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein.

(c) Conflicts. The execution and delivery of this Agreement, the consummation of the transaction contemplated hereby, the fulfillment of or compliance with the terms, conditions and covenants of this Agreement do not violate or conflict with or result in the breach of any of the terms, conditions or provisions of any agreement, judicial order or instrument to which Seller is a party or by which Seller or any of Seller’s assets are bound.

(d) Leases. The Rent Roll to be delivered to Purchaser pursuant to Section 3.2 and the Updated Rent Roll, as defined in Section 8.3(e) below, to be delivered to Purchaser at Closing list or will list all of the Leases affecting the Property.

(e) Contracts. The list of Contracts delivered to Purchaser list all of the Contracts affecting the Property.

(f) Pending Litigation. To Seller’s actual knowledge, Seller has not received written notice of any (i) existing or threatened litigation against Seller or the Property which, to Seller’s actual knowledge, challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement or otherwise affects the Property, or (ii) any contemplated condemnation, eminent domain, or similar proceedings, for the Property.

(g) Compliance with Laws. To Seller’s actual knowledge, Seller has received no written notice of any currently outstanding violation of any federal, state, county or municipal law, ordinance, regulation or requirement affecting the Property, including without limitation, all applicable provisions of the Fair Housing Act of 1968 and the Americans with Disabilities Act of 1990, and all amendments thereto.

(h) Environmental Contamination. To Seller’s actual knowledge, Seller has received no written notice from any federal, state, county or municipal authority as to the existence of any hazardous materials at the Real Property or as to any other environmental or Hazardous Materials issues related to the Real Property. Except as disclosed in the information delivered pursuant to Section 3.2, Seller has no actual knowledge of the presence or release of hazardous materials in, on, under, about or emanating from the Real Property during the time of its ownership thereof.

(i) Foreign Person Status. Seller is not a “foreign person” as defined in Section 1445 of the Code and any related regulations and is not subject to the provisions of Sections 897(a) or 1445 of the Code related to the withholding of sales proceeds to foreign persons.

(j) Specially Designated Nationals and Blocked Persons. Neither Seller nor any beneficial owner of Seller (i) is listed on any of the Lists; (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

For purposes hereof, the term “actual knowledge” shall mean, with respect to Seller, the actual present knowledge of Michael Krier, without duty of independent investigation or inquiry; provided, however, that he shall inquire of the independent property manager or management company employed by Seller at the Property concerning its actual knowledge with respect to the representations and warranties set forth in this Section 4.2. Seller represents and warrants that Michael Krier is the current person at BlackRock Realty

Advisors, Inc., Seller’s independent real estate advisor (the “Advisor”) charged with the oversight responsibilities for the Property and responsible for its disposition, that there are no other persons employed by Seller or Advisor with direct oversight responsibilities for the Property, and that Michael Krier is the most knowledgeable person with respect to the matters covered by the representations and warranties set forth in this Section 4.2. Michael Krier shall not have any personal liability arising out of this Agreement or the Property.

The representations and warranties set forth in this Section 4.2 shall survive the Closing for a period of six (6) months. Prior to the Closing Date, Seller shall notify Purchaser in writing of any facts, conditions or circumstances which render any of the representations and warranties set forth in this Section 4.2 in any way inaccurate, incomplete, incorrect or misleading.

4.3 Effect of Discoveries Prior to Closing.

(a) By Seller. In the event, prior to Closing, Seller discovers that any of Seller’s representations or warranties contained in this Agreement are untrue or will be untrue as of the Closing Date, Seller shall give written notice thereof to Purchaser and, if the Closing occurs, then after the Closing Seller’s representations and warranties shall be deemed qualified and amended as set forth in such notice. Prior to the Closing, Purchaser, as its sole and exclusive remedy at law or in equity on account of such notice from Seller, all other rights and remedies being hereby waived, may elect by written notice to Seller either to (i) terminate this Agreement, in which case the provisions of Section 2.4 shall apply or (ii) accept and approve Seller’s representations and warranties as so qualified and amended and proceed with the Closing without any right or remedy on account thereof after the Closing. Purchaser’s failure to give timely written notice of such election to Seller shall constitute Purchaser’s irrevocable election to accept and approve Seller’s representations and warranties as so qualified and amended and proceed with the Closing without any right or remedy on account thereof.

(b) By Purchaser. Anything contained herein to the contrary notwithstanding, if (i) Purchaser has knowledge of any inaccuracy in any Seller representation or warranty, whether as a result of notice from Seller, Purchaser’s own investigations or inquiries or otherwise, or (ii) any information contained in any material delivered by Seller to Purchaser or received by Purchaser from any third party (including without limitation any report provided to Purchaser by any contractor or consultant engaged by Purchaser in connection with Purchaser’s investigation of the Property) is in any way inconsistent with any Seller representation or warranty, whether or not actually known to Purchaser, and notwithstanding clause (i) and clause (ii) Purchaser nonetheless proceeds with the Closing, then, after the Closing, Seller’s representations and warranties shall be deemed qualified and amended to the full extent of Purchaser’s knowledge and such inconsistent information, Purchaser shall be deemed to have accepted and approved Seller’s representations and warranties as so qualified and amended, and Purchaser shall have no right or remedy, and Seller shall have no obligation or liability, on account thereof.

4.4 Tenant Estoppel Certificates.

(a) Seller agrees to submit within five (5) business days after the Effective Date hereof to each tenant or lessee under a Lease, an estoppel certificate, in form substantially in accordance with Exhibit B attached hereto (“Tenant Estoppel”). Seller shall promptly remit to Purchaser the executed Tenant Estoppels after Seller’s receipt of the same. Notwithstanding Section 7.1(k) of this Agreement, in the event that Seller is unable to obtain and deliver to Purchaser two (2) days prior to the Closing Date fully executed Tenant Estoppels in the form of Exhibit B attached hereto from all tenants leasing space in the Property, the Closing Date shall be automatically extended for a period of not more than thirty (30) days in order for Seller to obtain the necessary Tenant Estoppels by Seller giving written notice of such extension to Purchaser and Escrow Holder at least two (2) days before the Closing Date.

(b) Seller agrees that upon the request of Purchaser prior to the expiration of the Inspection Period, Seller shall deliver to the tenants under the Leases at the Property the form of subordination, non-disturbance and attornment agreement required by Purchaser’s lender (“SNDAs”) and shall request that the tenants execute and return the SNDAs prior to Closing; provided, however, that it shall not be a condition to Closing that Seller deliver the SNDAs and Seller’s failure to deliver the SNDAs shall in no instance constitute a default by Seller under this Agreement.

SECTION 5.

NO REPRESENTATIONS OR WARRANTIES BY SELLER

ACCEPTANCE OF PROPERTY

5.1 Purchaser’s Diligence. Purchaser acknowledges that:

(a) Purchaser has, or by the expiration of the Inspection Period will have, with the assistance of such experts as Purchaser has deemed appropriate, made its own independent investigations and studies, including without limitation, a physical and environmental inspection, with respect to the Property and all aspects thereof, including without limitation hazardous materials and endangered species, and it will be relying entirely thereon and on the advice of its counsel, advisers and consultants concerning the Property. Except for Seller’s representations and warranties set forth in Section 4.2 and Section 8.7(g) of this Agreement and in the documents executed in connection with the Closing (“Seller’s Representations and Warranties”). Purchaser is not relying and shall not rely on any investigation, study, projection or other information, economic, physical, environmental or otherwise, prepared by Seller or any Seller Representative (collectively, the “Seller Parties”);

(b) Purchaser has, or by the expiration of the Inspection Period will have, with the assistance of such experts as Purchaser has deemed appropriate, reviewed the Property Documents and all instruments, records and documents concerning the Property, including but not limited to the Leases and the Contracts which Purchaser deems appropriate or advisable to review in connection with the Property;

(c) Purchaser has, or by the expiration of the Inspection Period will have, with the assistance of such experts as Purchaser has deemed appropriate, examined and investigated the status of all circumstances concerning the zoning, land use controls, required permits, building code compliance, environmental, hazardous material and endangered species regulations and condition, and other matters with respect to the Property; and

(d) Seller has made or will make available for Purchaser’s inspection copies of the Property Documents and other information in Seller’s possession applicable to the Property. By furnishing these materials, except for Seller’s Representations and Warranties, no Seller Party shall be deemed to have made any representation or warranty of any kind or nature whatsoever with respect to any matter set forth, contained or addressed in such materials, including but not limited to the accuracy, adequacy or completeness thereof. The Seller Parties shall incur no liability to Purchaser by reason of furnishing any such information. Consequently, Purchaser, for itself and its successors in interest, except for Seller’s Representations and Warranties, hereby releases the Seller Parties from, and waives all claims and liability against the Seller Parties for, any and all statements or opinions now or hereafter made, or information now or hereafter furnished, by the Seller Parties to Purchaser or the Purchaser Representatives.

5.2 Disclaimer of Seller Representations and Warranties.

(a) Except for Seller’s Representation and Warranties, no Seller Party is making or shall be deemed to have made any express or implied representation or warranty of any kind or nature as to the Property or the transactions contemplated in this Agreement, including, without limitation, (i) the financial status of the Property, including without limitation, income or expenses generated, paid or incurred in connection with the Property; (ii) the nature, physical or environmental condition, safety or any other aspect of the Property or the Property’s compliance with applicable laws, ordinances, rules and regulations, including, without limitation, zoning ordinances, building codes, the Americans with Disabilities Act, and environmental, hazardous material and endangered species statutes; (iii) the accuracy or completeness of the Title Commitment, the Survey, the Inspection Documents, the Consultant Reports, or any information or data provided or to be provided by Seller Parties; or (iv) any other matter relating to the Property or Seller. Without limiting the foregoing, Purchaser hereby acknowledges that the Property will be sold to Purchaser, and Purchaser will acquire the Property “AS IS”, “WHERE IS” and “WITH ALL FAULTS” and, except for Seller’s Representations and Warranties, there are no representations or warranties, express or implied, made by the Seller Parties in connection with the transactions contemplated in this Agreement. Purchaser acknowledges and agrees that (W) except for Seller’s Representations and Warranties, Purchaser shall rely exclusively upon Purchaser’s own due diligence investigations and Inspections in determining whether the Property is suitable for purchase by Purchaser; (X) Purchaser and the Purchaser Representatives have been given a reasonable opportunity to inspect and investigate the Property, including without limitation all Improvements, Tangible Personal Property, Leases, Contracts, Intangible Personal Property, and all aspects relating thereto; (Y) Seller has no obligation to repair or correct any facts, circumstances, conditions or defects or compensate Purchaser therefor; and (Z) by reason of all of the foregoing, Purchaser shall assume the full risk of any loss or damage occasioned by any fact, circumstance, condition or defect pertaining to the Property.

(b) As part of the provisions of Section 5.1 and this Section 5.2, but not as a limitation thereon, Purchaser hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed, and Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon it, by virtue of the provisions of federal, state, or local law, rules or regulations, including without limitation, Section 1542 of the Civil Code of the State of California, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Purchaser acknowledges that it fully understands the provisions of said Section 1542, that it has had advice of counsel of its own choosing, and that it intentionally waives the provisions thereof.

(c) Notwithstanding any provision hereof to the contrary, the provisions of this Section 5.2 shall not apply to, and Purchaser does not release Seller from, (i) any damages, claims, liabilities or obligations arising out of or in connection with a breach of Seller’s representations and warranties set forth in Section 4.2 of the Agreement subject to the survival period provided therein, (ii) Seller’s fraud with respect to actions or occurrences arising prior to the Closing or (iii) Seller’s obligations set forth in Section 8.6 of the Agreement which shall survive the Closing.

5.3 UCC Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TANGIBLE PERSONAL PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO TITLE, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

SECTION 6.

PRECLOSING COVENANTS OF SELLER AND PURCHASER

6.1 Maintenance and Contracts. From the Effective Date until the Closing or earlier termination of this Agreement:

(a) Seller shall operate and maintain the Property in substantially the same manner, condition and repair and to the same standards as Seller did prior to the Effective Date. Seller shall keep its existing insurance coverages with respect to the Property in full force and effect.

(b) Seller shall perform all of Seller’s obligations under the Contracts. Seller shall not, without the prior written consent of Purchaser, modify, enter into, or renew any Contract.

(c) Seller shall not make any structural alterations or additions to the Property except: (i) in the ordinary course of operating the Property, (ii) required maintenance and repair, (iii) alterations required by any of the Leases or the Contracts, or (iv) alterations required by this Agreement or applicable laws.

(d) Seller shall not sell, transfer, or encumber the Property or any portion thereof.

(e) Seller shall not file any application or request with any governmental or quasi-governmental agency which would or could lead to a hearing before any governmental or quasi-governmental agency or which would or could lead to any change in zoning, parcelization, licenses, permits or other entitlements or any other investigation or restriction on the use of the Property or any part thereof except for tax assessment appeals and any other filing or request approved in advance by Purchaser.

(f) Seller shall maintain and not cancel, amend or modify, in a manner adverse to the Property, any license or permit held by Seller with respect to the Property or any part thereof which Purchaser desires to assume or which would otherwise be binding upon Purchaser after the Closing.

(g) Seller shall maintain the existing financing on the Property, if any, and shall not permit any event of default or any event that could give rise to a default with lapse of time or notice to occur under any existing financing secured by the Property.

6.2 Changes to Existing Leases. Seller shall not modify or renew any existing Lease without Purchaser’s consent, which consent may be withheld in Purchaser’s sole and absolute discretion.

6.3 New Leases. Seller may not enter into any new lease affecting the Property, or any part thereof, without Purchaser’s consent, which consent may be withheld in Purchaser’s sole and absolute discretion.

6.4 Confidentiality of this Agreement. Prior to the Closing, Seller and Purchaser shall maintain in confidentiality the existence of the transaction contemplated under this Agreement and shall not, except as required under any judicial proceeding, by law or governmental regulation, disclose the identities of Seller and Purchaser, the terms of this Agreement, or of such sale and purchase to any third parties other than investors or prospective investors in Seller or Purchaser, Seller Representatives, Purchaser Representatives, Agent, Escrow Holder, the Title Company and such other persons whose assistance is required in carrying out the terms of this Agreement. Prior to Closing, neither Seller nor Purchaser shall issue a press release or otherwise communicate with media representatives regarding this sale and purchase unless such release or communication has received the prior written consent of the other party; provided, however, neither party shall disclose the identity of the other at any time without the prior written consent of such other party. Notwithstanding the foregoing, nothing contained herein shall impair Purchaser’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT holding an interest (direct or indirect) in any permitted assignee of Purchaser, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

6.5 Future Notices. Seller shall promptly deliver to Purchaser any notices it may hereafter receive from time to time that, if not delivered to Purchaser, would cause Seller’s Representations and Warranties to be untrue if made after Seller’s receipt of any such notices.

SECTION 7.

CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction contemplated hereby shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) Due Diligence Investigations. Seller shall have received an Inspection Notice from Purchaser approving Purchaser’s Inspections of the Property in accordance with Section 3.1.

(b) Title to Real Property. As of the Closing, the Title Company shall be irrevocably committed to issue the Title Policy dated as of the date and time of the Closing in the full amount of the Purchase Price. In addition, at the Closing, the Real Property shall be subject to no liens, exceptions or encumbrances other than the Permitted Exceptions.

(c) Liens. Purchaser shall have received a certified report, with copies of all documents, satisfactory to Purchaser and Purchaser’s counsel, from the Title Company or a reputable lien search company indicating that there are no personal property liens of record on file with the Secretary of State of California, other than those that will be discharged at the Closing, as of a date no more than three (3) business days before the Closing Date, and a confirmation dated no more than three (3) business days before the Closing Date that no further liens have been filed since the date of the certified report. Also, Purchaser must have received a verified report, satisfactory to Purchaser and Purchaser’s counsel, from the Title Company or a reputable lien search company, indicating that there are no federal or state tax liens of record against the Real Property and on file with the respective agencies as of a date no more than three (3) business days before the Closing Date.

(d) No Default. Seller shall not be in default under any Lease, and Seller shall have performed and observed, in all material respects, all covenants set forth herein to be performed and observed by Seller as of the Closing Date.

(e) Delivery of Closing Items. Seller shall have delivered to Escrow Holder all documents and other items required to be delivered by Seller pursuant to Section 8.3.

(f) Adverse Actions. There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings, pending or threatened, against Seller or regarding the Property that would materially and adversely affect Seller’s ability to perform its obligations under this Agreement or Purchaser’s title to the Property and there shall exist no pending or threatened action, suit, or proceeding regarding the Seller before or by any court or administrative agency that seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated by this Agreement.

(g) No Material Changes. No event shall have occurred nor shall any condition have arisen after expiration of the Inspection Period that as of the Closing Date materially and adversely affects all or any part of the Property or its current or prospective operation, use, value, income, expenses, or occupancy.

(h) Consents. All necessary agreements and consents of all parties to consummate the transaction contemplated by this Agreement to be obtained and furnished by Seller shall have been obtained and furnished by Seller to Purchaser.

(i) Representations and Warranties. All of the representations and warranties of Seller contained in this Agreement shall be true, correct, and complete as of the Closing Date.

(j) Satisfaction of Conditions. The full satisfaction, on or before the Closing Date, of all other conditions precedent to Purchaser’s obligation to consummate the transaction hereunder (if any) which are set forth elsewhere in this Agreement.

(k) Tenant Estoppel Certificates. Purchaser shall have received by no later than two (2) days prior to the Closing Date, fully executed Tenant Estoppels in the form of Exhibit B attached hereto from all tenants leasing space in the Property not disclosing the existence of any default under the Leases referenced therein and containing information that is consistent with and confirms (i) the terms of the Leases, (ii) the information contained in the rent roll for the Property delivered to Purchaser, and (iii) the information contained in the accounts receivable aging report for the Property delivered to Purchaser.

7.2 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction contemplated hereby shall be subject to the fulfillment on or before the date of Closing Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Purchase Price. Escrow Holder shall have received the Purchase Price and all other required funds pursuant to and payable to Seller in the manner provided for in this Agreement.

(b) Delivery of Closing Items. Purchaser shall have delivered to Escrow Holder all documents and other items required to be delivered by Purchaser pursuant to Section 8.2.

(c) Representations and Warranties. All of the representations and warranties of Purchaser contained in this Agreement shall be true, correct and complete as of the date of Closing.

(d) No Default. Purchaser shall have performed and observed, in all material respects, all covenants set forth herein to be performed and observed by Purchaser as of the Closing Date.

7.3 Termination for Failure of a Condition. If Purchaser’s closing conditions or Seller’s closing conditions, as the case may be, have not been satisfied or waived, this Agreement may be terminated by the party in whose favor the closing condition runs by written notice to the other. If this Agreement is so terminated, the parties shall have no further obligation or liability under this Agreement, except for the Surviving Obligations and the provisions of Section 2.4 shall apply. Any cancellation fee or other costs of the Escrow Holder incurred as a result of the failure of any of the conditions set forth in this Section 7 shall be borne equally by Seller and Purchaser and each party shall pay its own expenses.

SECTION 8.

CLOSING

8.1 Closing. The exchange of money and documents described in this Section 8 (the “Closing”) shall be deemed to have occurred when each of the concurrent conditions set forth in Sections 8.2 and 8.3 have been either satisfied or waived. The Closing of the purchase and sale transaction contemplated herein shall be conducted through the Escrow held by the Escrow Holder on June 27, 2007, with Purchaser having the right to accelerate the Closing upon providing Seller with three (3) business days prior written notice (the “Closing Date”), and in such case Purchaser shall be deemed to have waived Seller’s requirement to provide executed tenant estoppel certificates pursuant to Sections 4.4(a) and 7.1(k) of the Agreement. At or prior to the Closing, each of the parties shall perform the obligations set forth in, respectively, Sections 8.2 and 8.3, the performance of which obligations shall be concurrent conditions.

8.2 Purchaser’s Obligations at Closing. At Closing, Purchaser shall deliver or cause to be delivered to Seller through the Escrow Holder in escrow the following:

(a) Purchase Price. Provided all conditions precedent set forth in Section 7.1 herein have been satisfied or waived by Purchaser in writing, the Purchase Price in Immediately Available Funds, subject to the prorations and adjustments set forth herein (provided that Purchaser shall receive a credit in the amount of the Deposit to be transferred to Seller as part of the Purchase Price).

(b) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Title Company to evidence Purchaser’s authority to execute this Agreement, any documents to be executed by Purchaser at the Closing, and to consummate the transactions contemplated by this Agreement.

(c) Assignment. Four (4) original duly executed and acknowledged counterparts of the Assignment and Assumption of Tangible Personal Property, Contracts, Warranties and Leases in the form attached to this Agreement as Exhibit C (the “Assignment”).

(d) Estimated Settlement Statement. Two (2) original, duly executed counterparts of an estimated settlement statement in form and content reasonably satisfactory to Purchaser and Seller.

(e) Other Documents. Such other additional documents, resolutions, consents and affidavits reasonably necessary or advisable to effect the valid consummation of the Closing of the transaction contemplated by this Agreement.

8.3 Seller’s Obligations at Closing. At Closing, Seller shall deliver or cause to be delivered to Purchaser through the Escrow Holder in Escrow the following:

(a) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Title Company or Purchaser to evidence Seller’s authority to execute this Agreement, any documents to be executed by Seller at the Closing, and to consummate the transactions contemplated by this Agreement.

(b) Deed. A duly executed and acknowledged Grant Deed to the Land and Improvements in the form attached to this Agreement as Exhibit D (the “Deed”).

(c) Assignment. Four (4) original duly executed and acknowledged counterparts of the Assignment.

(d) FIRPTA Affidavit. A non-foreign affidavit from Seller, properly executed, containing such information as is required by Section 1445(b)(2) of the Code and its regulations, in the form attached hereto as Exhibit E, as well as the California Form 593-C executed by Seller, confirming that no withholding of the Purchase Price is required under applicable law.

(e) Updated Rent Roll. An updated Rent Roll as of the Closing Date (the “Updated Rent Roll”).

(f) Closing Certificate. Two (2) original, duly executed copies of a closing certificate in form and content reasonably satisfactory to Purchaser and Seller confirming the accuracy and completeness as of the Closing Date of each representation and warranty made by Seller herein (the “Closing Certificate”).

(g) Title Company Documents. Any and all affidavits, undertakings, certificates or other documents required to be delivered by Seller or, subject to the reasonable approval of Seller and its counsel, otherwise customarily required by the Title Company in order to cause it to issue the Title Policy.

(h) Estimated Settlement Statement. Two (2) original, duly executed counterparts of an estimated settlement statement in form and content reasonably satisfactory to Purchaser and Seller.

(i) Tenant Notices. Notices to the tenants under the Leases, advising them of the sale of the Property and directing them to make future lease payments to Purchaser at the place designated by Purchaser and confirming the transfer of security deposits and interest thereon in the form attached hereto as Exhibit F.

(j) Other Documents. Such other additional documents, resolutions, consents and affidavits reasonably necessary or advisable to effect the valid consummation of the Closing of the transaction contemplated by this Agreement.

8.4 Obligations of the Escrow Holder. Escrow Holder shall be solely responsible for the timely filing of any reports required pursuant to the provisions of Section 6045(e) of the Code (and any similar reports or returns required under any state or local laws) in connection with the Closing. At Closing, Escrow Holder shall:

(a) Pro-rations. Pro-rate and allocate all matters as described in Sections 8.6 and 8.7 hereof.

(b) Record the Deed. Record the Deed in the Official Records of the County of Alameda, State of California.

(c) Deliver Funds. Deliver to Seller the Purchase Price in Immediately Available Funds to a bank account designated by Seller in writing to Escrow Holder prior to the Closing, and refund any excess funds deposited by Purchaser.

(d) Deliver Documents. Deliver to Seller and Purchaser two (2) fully executed counterparts of the documents described in Sections 8.2(c) and 8.3(c) hereof and any other documents consistent with the respective escrow instructions delivered by Purchaser or Seller.

(e) Settlement Statement. Deliver to Seller and Purchaser (i) an estimated settlement statement prepared by Escrow Holder and approved by Seller and Purchaser not less than one (1) business day prior to the Closing and (ii) a final settlement statement within one (1) business day after the Deed is recorded.

(f) Title Policy. Direct the Title Company to issue the Title Policy to Purchaser.

(g) Escrow Holder Authorized to Complete Blanks. If necessary, Escrow Holder is authorized to insert the Closing Date in any blanks in the closing documents.

8.5 Possession and Deliveries Outside of Escrow. Seller shall deliver exclusive possession of the Property to Purchaser at the Closing, subject only to the Permitted Exceptions and rights of tenants and sub-tenants in possession together with all keys and passcards for the Property in the possession of any Seller Party. Seller further agrees to deliver the following items to Purchaser outside Escrow within three (3) business days after the Closing Date: (i) originals of the Leases to the extent in Seller’s possession, or copies of any Leases not in Seller’s possession together with an affidavit from Seller as to such copies being true and complete copies of the applicable Lease(s), (ii) copies of the tenants’ correspondence files, and (iii) originals of Property Documents (and where originals are not available, copies) and any other items which Seller was required to furnish Purchaser copies of or make available at the Property pursuant to this Agreement, including, without limitation, Lease guarantees, letters of credit, and certificates of deposits, together with all of the Intangible Property and the Books and Records in the possession or control of any Seller Party.

8.6 Pro-rations. All income accruing from the ownership of the Property and expenses incurred in the operation of the Property shall be pro-rated as of 12:01 a.m. on the Closing Date on the basis of a 365-day year (which shall be based upon the periods to which they relate and are applicable, and regardless when payable), and the pro-rated amount attributable to the period following the Closing shall either be paid to Purchaser at the Closing or credited against the Purchase Price as set forth below.

(a) Collected Rents. All rents collected by Seller under the Leases in effect on the Closing Date, including rents on account of operating cost pass-throughs, percentage rents, and other charges paid by tenants (“Collected Rents”) shall be pro-rated as of the Closing by charging Seller and crediting Purchaser for any Collected Rents applicable to periods after the Closing.

(b) Uncollected and Delinquent Rents. All unpaid rents that are due and owed to Seller under the Leases in effect on the Closing Date and relate to the period prior to the Closing Date, including rents on account of operating cost pass-throughs, percentage rents, and other charges paid by tenants and all claims thereto (“Delinquent Rents”) shall remain the exclusive property of Seller. Purchaser shall apply rent and other income from tenants that are collected after the Closing first to then current rents and then to Delinquent Rents in order of maturity (with the newer Delinquent Rents being paid first). For a period of six (6) months subsequent to the Closing, to the extent that any Delinquent Rents are actually received by Purchaser, all such amounts shall first be applied to any costs of collection, and then shall be promptly paid by Purchaser to Seller. During such six (6) months period, Purchaser shall make a good faith effort to attempt to collect any such Delinquent Rents by billing the tenants; provided, however, that Purchaser shall not be required to expend any funds or institute any litigation in its collection efforts. Following the Closing, Seller shall have the right to collect Delinquent Rents, at Seller’s sole cost and expense, on the condition that Seller shall have no right to cause the eviction of, and Purchaser shall have no obligation to evict, any tenants owing Delinquent Rents. Seller acknowledges and agrees that in the event that Seller receives any rent after the Closing Date which is not Delinquent Rent, Seller will promptly remit Purchaser’s share of all such amounts to Purchaser. The obligations set forth in this paragraph shall survive the Closing.

(c) Security Deposits. At Closing, Purchaser shall be credited and Seller shall be charged with the amount of all pre-paid rents, non-refundable fees, security and other deposits (together with any interest accrued thereon only if interest is specifically required to be paid thereon under applicable law or under the terms of a specific Lease) held by Seller as of the Closing Date.

(d) Capital Costs. Purchaser shall be credited at Closing for the amount of all amounts which are unsatisfied amounts for all capital contracts, contracts pertaining to works of improvement or other contracts existing prior to Closing, pertaining to the Property (regardless of when the work, services or other obligations were performed or are to be performed) (“Pre-Closing Capital Costs”). Seller shall remain responsible for satisfying any Pre-Closing Capital Costs which were not credited (but were supposed to be credited) to Purchaser at Closing. The obligations set forth in this paragraph shall survive the Closing.

(e) New Tenant Costs. Seller shall pay when due, whether before or after Closing, all leasing commissions payable with respect to Leases and extensions, renewal, and expansions of the Leases that were fully executed before the Effective Date. Purchaser shall be credited at Closing for the amount of all unsatisfied costs and expenses which were incurred, or are to be incurred, in connection with any and all Leases executed, modified or extended by Seller prior to the Effective Date, including, without limitation, all costs and expenses for tenant-improvements (either completed or to be completed) and leasing commissions (collectively, “Pre-Closing Leasing Costs”). Seller shall remain responsible for satisfying any Pre-Closing Leasing Costs which were not credited (but were supposed to be credited) to Purchaser at Closing. Seller shall be credited and Purchaser shall be charged the amount of any tenant-improvement or leasing-commission costs (including, without limitation, referral or locator fees) and all other out-of-pocket fees and costs (including, without limitation, legal fees and costs)

(collectively, “New Tenant Costs”) paid or incurred by Seller after the Effective Date with respect to new Leases or modifications to existing Leases to the extent such new Tenant Costs are approved by Purchaser in accordance with Sections 6.2 and 6.3. Seller shall supply invoices and statements for all New Tenant Costs to Purchaser on or prior to the Closing Date. Purchaser shall be solely responsible for the payment of all New Tenant Costs in connection with any options, renewals, or extensions exercisable under the Leases after the Closing Date and Purchaser shall indemnify, protect, defend, save and hold harmless Seller from and against any and all debts, duties, obligations, liabilities, suits, claims, demands, causes of action, damages, losses, fees and expenses (including, without limitation, attorneys’ fees and expenses and court costs) in any way relating to, or in connection with or arising out of (but after the Closing Date) New Tenant Costs. Notwithstanding anything to the contrary in this Section 8.6(e), Seller shall have no obligation to pay leasing commissions to Purchaser with respect to any non-exercise of the termination right of GE Homeland Protection, Inc. (formerly GE Invision, Inc.) (“GE Homeland Protection”) contained in Section 6 of that certain Fourth Amendment to Lease, dated March 16, 2007, made by and between Seller and GE Homeland Protection. The obligations set forth in this paragraph shall survive the Closing.

(f) Property Taxes. All real and personal property ad valorem taxes and special assessments (“Taxes”), if any, whether payable in installments or not, including without limitation all supplemental taxes attributable to the tax period before the Closing Date for the calendar year in which the Closing occurs shall be pro-rated to the Closing Date, based on the latest available tax rate and assessed valuation. If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of Taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. Subsequent to the Closing, when the final tax bill for the Property is issued for the tax year in which the Closing occurs, the parties agree to adjust the pro-ration of Taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment. Any such Taxes which are payable directly by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed by the time of Closing, Purchaser shall remit such sum to Seller after Purchaser receives payment of the same by the applicable Tenant. The obligations set forth in this paragraph shall survive the Closing.

(g) Utility Charges. Charges for utilities, including water, sewer, electric, and gas (“Utilities”), shall be pro-rated as of the Closing Date based on the then most recent bills for such services. Seller shall pay for all utility services to the Property for all periods before the Closing and Purchaser shall pay for all utility services to the Property for the Closing Date and all periods thereafter. Purchaser shall be responsible for making its own arrangements with respect to future utility billings and deposits. If the Closing shall occur before the actual amount of utilities and all other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the apportionment of such utilities and other operating expenses shall be upon the basis of a reasonable estimate by Seller (and approved by Purchaser) of such utilities and other operating expenses for such month, and thereafter, shall be adjusted as provided herein.

(h) Insurance. Seller’s existing liability and property insurance pertaining to the Property shall be canceled as of the Closing Date, and Seller shall receive any premium refund due thereon.

(i) Assumed Contracts. All service fees and charges under the Assumed Contracts assumed by Purchaser at the Closing whether paid, accrued or not yet due and payable shall be pro-rated as of the Closing for periods before and after the Closing.

(j) Post-Closing Reconciliation. Notwithstanding the foregoing provisions, the pro-rated Collected Rents, Payable Rents and Utilities are subject to adjustment for six (6) months after the Closing Date if such items of income or expense were incorrectly applied to the pre-closing or post-closing periods. The party receiving evidence of such incorrect prorations must provide written notice to the other within forty-five (45) days after receipt of such information and the parties shall re-prorate such items of income or expense to adjust for any excess credit by immediate reimbursement for such excess credit. There shall be no right to adjust such items of income or expense after the sixth (6th) month following the Closing Date. The obligations set forth in this paragraph shall survive the Closing.

(k) Settlement Statement. Purchaser and Seller agree to use their good faith efforts to prepare and approve the estimated settlement statement consistent with this Section 8.6 no less than two (2) business days prior to the Closing.

(l) Additional Rent Reconciliation. To the extent that any additional rent (including, without limitation, estimated payments for operating expenses and/or real estate taxes) (collectively, “Expenses”) is paid by tenants under the Leases based on an estimated payment basis (monthly, quarterly, or otherwise) for which a future reconciliation of actual Expenses to estimated payments is required to be performed at the end of a reconciliation period, Purchaser and Seller shall make an adjustment at the Closing for the applicable reconciliation period (or periods, if the Leases do not have a common reconciliation period) based on a comparison of the actual Expenses to the estimated payments at the Closing. If, as of the Closing, Seller has received additional rent payments in excess of the amount that tenants will be required to pay, based on the actual Expenses as of the Closing, Purchaser shall receive a credit in the amount of such excess. If, as of the Closing, Seller has received additional rent payments that are less than the amount that tenants would be required to pay based on the actual Expenses as of the Closing, Purchaser shall deliver to Seller the amount of such deficiency within thirty (30) days of the reconciliation pursuant to which the tenants payments of such deficient amounts are received by Purchaser. The obligations set forth in this paragraph shall survive the Closing.

8.7 Closing Costs. Closing costs shall be allocated as follows:

(a) Existing Debt. Seller shall pay all costs associated with discharging any Monetary Liens encumbering the Property.

(b) Acquisition Indebtedness. Purchaser shall pay all costs associated with any acquisition indebtedness incurred to complete its purchase of the Property, or with any new Monetary Liens encumbering the Property.

(c) Escrow Fees. All Escrow costs shall be shared equally by Purchaser and Seller.

(d) Title Policy. The premium for the standard coverage portion of the Title Policy shall be paid by Seller, and Purchaser shall pay the premiums for the extended coverage portion of the Title Policy (if desired by Purchaser) and any endorsements.

(e) Recording Costs. Purchaser shall pay the costs of recording the Deed.

(f) Other Expenses. Seller shall pay all documentary transfer taxes and other recording costs. Each party shall pay its own attorneys’, consulting, accounting, surveying, engineering, appraisal and other professional fees incurred in connection with the transaction contemplated in this Agreement and all costs and expenses stated herein to be borne by a party.

(g) Brokerage Commissions; Indemnity. Seller shall pay to Greg Cioth of Eastdil Secured (“Agent”) upon the Closing of the transaction contemplated hereby, and not otherwise, a commission in the amount agreed on in a separate listing agreement between Seller and Agent. Said commission shall in no event be payable unless and until the transaction contemplated hereby is closed in accordance with the terms of this Agreement. If such transaction is not closed for any reason, including, without limitation, failure of title or default by Seller or Purchaser or termination of this Agreement pursuant to the terms hereof, then such commission will be deemed not to have been earned and shall not be due or payable. Except as set forth above with respect to Agent, neither Seller nor Purchaser has authorized any broker or finder to act on Purchaser’s or Seller’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify, defend, protect and hold harmless Seller from and against any and all claims, losses, damages, liabilities, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder other than Agent in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify, defend, protect and hold harmless Purchaser from and against any and all claims, losses, damages, liabilities, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section 8.7(g) shall survive the Closing or any earlier termination of this Agreement.

SECTION 9.

RISK OF LOSS

9.1 Condemnation. If, after the expiration of the Inspection Period but prior to the Closing, an action is initiated to take any of the Real Property by eminent domain proceedings or by deed in lieu thereof, Seller shall promptly upon learning thereof give Purchaser written notice of any such action together with all relevant information concerning such proceedings, and Purchaser may either at or prior to Closing by delivering written notice to Seller and Escrow Holder (a) terminate this Agreement and the provisions of Section 2.4 shall apply, or (b) consummate the Closing, in which latter event, all of Seller’s assignable right, title and interest in and to the award of the condemning authority not to exceed the full amount of the Purchase Price shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

9.2 Casualty. Seller shall promptly upon learning thereof give Purchaser written notice of any damage to the Property occurring prior to the Closing. Except as otherwise provided in this Agreement, Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property, or any part thereof, suffers any damage in excess of Two Million Two Hundred Thousand Dollars ($2,200,000) prior to the Closing from fire or other casualty which Seller, at its sole option, does not elect to repair, Purchaser may either at or prior to Closing by delivering written notice to Seller and Escrow Holder within ten (10) business days after Purchaser has received written notice from Seller (a) terminate this Agreement and the provisions of Section 2.4 shall apply, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expenses and costs incurred by Seller to collect or adjust such insurance or to repair or restore the Property and any portion of such proceeds paid or to be paid on account of the loss of Rents or other income from the Property for the period prior to and including the Closing Date, all of which shall be payable to Seller), to the extent the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at the Closing and Purchaser shall receive a credit for the deductible and the amount of any uninsured loss. If the Property, or any part thereof, suffers any damage equal to or less than Two Million Two Hundred Thousand Dollars ($2,200,000) prior to the Closing, Purchaser agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage plus an amount equal to Seller’s deductible under its insurance policy and the amount of any uninsured loss and there shall be no reduction in the Purchase Price.

9.3 Further Assurances. Seller shall promptly and expeditiously take all action and execute all such documents (all at Seller’s sole cost and expense) as Purchaser shall in good faith request of Seller following the Closing in order that Purchaser may fully obtain all condemnation and insurance proceeds assigned to Purchaser by Seller pursuant to Section 9.1 or Section 9.2. The rights and obligations of Purchaser and Seller under this Section 9 shall survive the Closing and the delivery of the Deed.

SECTION 10.

DEFAULT AND REMEDIES

10.1 Breach by Seller.

(a) Pre-Closing. Seller shall be deemed to be in default under this Agreement (“Seller’s Pre-Closing Default”) if Seller fails, for any reason other than a Purchaser’s Default or the failure of a condition precedent to Seller’s obligation to perform under this Agreement, to meet, comply with, or perform any covenant, agreement, or obligation required on its part within the time limits and in the manner required in this Agreement prior to Closing and/or fail to consummate the transaction contemplated by this Agreement. In the event of Seller’s Pre-Closing Default, Purchaser, as Purchaser’s sole and exclusive remedy (except for the Surviving Obligations), may either:

(i)	Terminate this Agreement, in which case the provisions of Section 2.4 shall apply, and receive reimbursement from Seller of Purchaser’s actual third-party costs incurred in connection with its negotiation of this Agreement and its due diligence in furtherance thereof, subject to the limitations contained in Section 10.1(c) below (exclusive of the Liability Floor); or

(ii)	Seek specific performance of Seller’s obligation to deliver a deed and other documents for the Property pursuant to Section 8.3 of this Agreement, provided that in no event shall Seller be obligated to undertake any of the following: (x) change the condition of the Property or restore the same after any casualty, except as set forth in Section 9.2 of this Agreement; (y) expend money other than as set forth herein, including, without limitation, in Section 8.6 or Section 8.7; or (z) secure any permit, approval, or consent with respect to the Property or Seller’s conveyance thereof; and under such circumstances the parties shall proceed to Closing as otherwise set forth in the Agreement without any adjustment to the Purchase Price.

(b) Post-Closing. After the Closing, in the event of any breach of Seller’s covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by such Seller to Purchaser and which survive the Closing (“Seller’s Post-Closing Default”), Purchaser, as Purchaser’s sole and exclusive remedy (except for any right of Purchaser to indemnification or defense provided in this Agreement, or the provisions of this Agreement providing for payment of attorneys’ fees in the event of a dispute) may seek the recovery of direct actual damages, subject to the limitations contained in Section 10.1(c) below, incurred by Purchaser solely as the result of such Seller’s Post-Closing Default; provided, however, that to the extent that a Seller’s Post-Closing Default is curable, prior to Purchaser’s exercise of any right or remedy as a result of such Seller’s Post-Closing Default, Purchaser will first deliver written notice to Seller and give Seller ten (10) days thereafter in which to cure said Seller’s Post-Closing Default if Seller so elects.

(c) Limitation of Damages. Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no liability to Purchaser for any breach of Seller’s covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by such Seller to Purchaser, or under any law applicable to the Property or this transaction unless the valid claims for all such breaches collectively aggregate more than Twenty Five Thousand Dollars ($25,000) (the “Liability Floor”), in which event the full amount of such valid claims shall be actionable; provided, however, that in no event whatsoever shall Purchaser have the right to seek or recover money damages from Seller except for actual pecuniary loss not to exceed One Million Dollars ($1,000,000) (which cap shall not apply to Seller’s obligations under Section 8.6 or Section 8.7(g) herein, hereinafter referred to as the “Additional Damages”), as a result of any breach or default in Seller’s covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Purchaser, or under any law applicable to the Property or this transaction, Purchaser, specifically and without limitation, hereby waives and relinquishes any right to seek or recover from Seller, and specifically acknowledges and agrees that in no event shall Seller be liable to Purchaser for, any damages in excess of One Million Dollars ($1,000,000) (which cap shall not apply to the Additional Damages) of the Purchase Price nor for any punitive, speculative or consequential damages.

10.2 Breach by Purchaser.

(a) Purchaser’s Default; Liquidated Damages. Purchaser shall be deemed to be in default under this Agreement (“Purchaser’s Default”) if Purchaser fails to purchase the Property on the Closing Date in accordance with the terms of this Agreement. In the event of Purchaser’s Default, then Seller may terminate this Agreement and thereupon Seller shall be entitled to receive and retain the Deposit as liquidated damages (and not as a penalty or forfeiture) and as Seller’s sole and exclusive remedy and relief hereunder.

SELLER AND PURCHASER ACKNOWLEDGE THAT THE ACTUAL DAMAGES TO SELLER WHICH WOULD RESULT FROM SUCH FAILURE WOULD BE EXTREMELY DIFFICULT TO CALCULATE OR ESTABLISH ON THE DATE HEREOF. IN ADDITION, PURCHASER DESIRES TO HAVE A LIMITATION PUT UPON ITS POTENTIAL LIABILITY TO SELLER IN THE EVENT OF SUCH FAILURE BY PURCHASER. BY PLACING THEIR INITIALS IN SPACES HEREINAFTER PROVIDED, SELLER AND PURCHASER SPECIFICALLY ACKNOWLEDGE AND AGREE, AFTER NEGOTIATION BETWEEN SELLER AND PURCHASER, THAT THE AMOUNT OF THE DEPOSIT CONSTITUTES REASONABLE COMPENSATION TO SELLER FOR SUCH FAILURE BY PURCHASER AND SHALL BE DISBURSED TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES IN THE EVENT OF SUCH FAILURE BY PURCHASER. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE § 3275 OR § 3369 BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER UNDER CALIFORNIA CIVIL CODE §§ 1671, 1676, AND 1677.

PURCHASER (            ) SELLER (            )

(b) Remedies. The provisions of Section 10.2(a) shall not limit any rights or remedies of Seller with respect to the Surviving Obligations.

SECTION 11.

ESCROW HOLDER PROVISIONS

11.1 Escrow Holder Obligations. Escrow Holder is not a party to, and is not bound by, or charged with notice of any agreement out of which the Escrow may arise, other than the Escrow provisions of this Agreement, to wit: this Section 11 in its entirety and Section 2.2, Section 2.4, and Section 8 in its entirety. Escrow Holder shall hold all deposits in accordance with the terms and provisions of this Agreement. Escrow Holder shall comply with all reporting requirements of Section 6045 of the Code and the regulations promulgated thereunder. Escrow Holder undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Holder.

11.2 Reliance. Escrow Holder may act in reliance upon any writing or instrument or signature which it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Holder shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Holder’s duties under this Agreement shall be limited to those provided in this Agreement.

11.3 Liability of Escrow Holder. The parties acknowledge that the Escrow Holder is acting solely as a stakeholder at their request and for their convenience, that the Escrow Holder shall not be deemed to be the agent of either of the parties, and that the Escrow Holder shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Holder’s mistake of law respecting the Escrow Holder’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Holder harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Holder’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Holder in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Holder.

11.4 Disputes. If the parties (including Escrow Holder) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Holder, or the application of the Deposit, Escrow Holder shall hold the Deposit until the receipt of written instructions from both Purchaser and Seller or a final order of a court of competent jurisdiction. In addition, in any such event, Escrow Holder may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Holder shall be indemnified for all costs and reasonable attorneys’ fees in its capacity as Escrow Holder in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

11.5 Counsel. Escrow Holder may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Holder shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.

11.6 Joint Escrow Instructions. This Agreement when signed by Purchaser and Seller shall also constitute Joint Escrow Instructions to Escrow Holder.

11.7 General Provisions. Notwithstanding anything to the contrary in this Agreement, the general provisions of Escrow Holder, if any, which are later signed by the parties, are incorporated by reference to the extent they are not inconsistent with the provisions of this Agreement. If there is any inconsistency between the provisions of those general provisions and any of the provisions of this Agreement, the provisions of this Agreement shall control.

SECTION 12.

MISCELLANEOUS

12.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, or when sent by facsimile transmission, as evidenced by fax confirmation, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, postage prepaid, return receipt requested, addressed to the intended recipient at the address specified below; or (c) on the first (1st) business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express or United Parcel Service, addressed to such party at the address specified below. For purposes of this Section 12.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

If to Seller:	BlackRock Realty Advisors, Inc.
300 Campus Drive, 3rd Floor
Florham Park, NJ 07932
Attn: Mario Mirabelli, Director
Telephone: (973) 264-2796
Facsimile: (646) 521-4990
Email: mario.mirabelli@blackrock.com

with a copy to:
BlackRock Realty Advisors, Inc.
50 California Street, Suite 200
San Francisco, CA 94111
Attn: Herman H. Howerton, General Counsel
Telephone: (415) 678-2135
Facsimile: (415) 678-2296
Email: hhowerton@blackrock.com

and

Nossaman, Guthner, Knox & Elliott, LLP
50 California Street, 34th Floor
San Francisco, California 94111
Attn: David L. Kimport, Esq.
Telephone: (415) 438-7253
Facsimile: (415) 398-2438
Email: dkimport@nossaman.com

If to Purchaser:
KBS Capital Advisors LLC
201 California Street, Suite 470
San Francisco, California 94111
Attn: Peter F. Mette
Telephone: (415) 962-0187
Facsimile: (415) 962-0188

With a copy to:	KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
Attn: Jim Chiboucas, Esq.
Telephone: (949) 417-6555
Facsimile: (949) 417-6523

and

Morgan, Lewis & Bockius LLP
5 Park Plaza, Suite 1750
Irvine, California 92614
Attn: L. Bruce Fischer, Esq.
Telephone: (949) 399-7145
Facsimile: (949) 399-7001

If to Escrow Holder:	Chicago Title Insurance Company
and/or	388 Market Street, Suite 1300
Title Company	San Francisco, CA 94111
Attn: Susan Trowbridge
Telephone: (415) 291-5118
Facsimile: (415) 399-0940
Email: trowbridges@ctt.com

and

Chicago Title Insurance Company
16969 Von Karman, Suite 200
Irvine, CA 92606
Attn: John Premac and George Bull
Telephone: (949) 263-0123
Facsimile: (949) 263-0356

Notwithstanding anything in this Agreement to the contrary, Purchaser shall have the right to deal directly with John Premac and George Bull at Chicago Title Insurance Company in Irvine, California with respect to all Title Matters. Seller acknowledges and agrees that the offices of Chicago Title Insurance Company in San Francisco and in Irvine shall cooperate and enter into a sharing agreement pursuant to which they shall share all title insurance premiums payable in connection with the issuance of the Title Policy.

12.2 Entire Agreement. This Agreement embodies the entire agreement between the parties concerning the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth or incorporated herein.

12.3 Amendment. This Agreement may be amended only by a written instrument executed by Seller and Purchaser.

12.4 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

12.5 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State in which the Property is located, then, in such event, the time of such period shall be extended to the next business day which is not a Saturday, Sunday or legal holiday. Unless expressly indicated otherwise, (a) all references to time shall be deemed to refer to Pacific Standard time, and (b) all time periods shall expire at 5:00 p.m., Pacific Standard time.

12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located and the laws of the United States pertaining to transactions in such State, without reference to choice of law principles which might indicate that the law of some other jurisdiction may apply.

12.7 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Purchaser may not assign this Agreement without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion. No assignment of Purchaser’s rights hereunder shall relieve Purchaser of its liabilities and obligations under this Agreement. This Agreement is solely for the benefit of Seller and Purchaser; there are no third party beneficiaries hereof. Any assignment of this Agreement in violation of the foregoing provisions shall be null and void.

Notwithstanding the foregoing, Purchaser shall have the right to assign its rights and obligations under this Agreement to an entity that is a real estate investment trust (“REIT”) (or that is wholly owned directly or indirectly by a REIT) for which Purchaser or an affiliate of Purchaser acts as the investment advisor without the prior written consent of Seller. However, Purchaser shall not be relieved of its obligations under this Agreement by such assignment or nomination until Closing. If Purchaser’s assignee or nominee has satisfied all of Purchaser’s obligations under this Agreement as of Closing (including, without limitation, the payment of the Purchase Price to Seller, subject to permitted prorations and adjustments), and has signed a written assumption of all of Purchaser’s obligations under this Agreement, Purchaser (but not the assignee) shall automatically be released from any further obligations or responsibilities under this Agreement upon Closing.

12.8 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

12.9 Enforcement. In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement or any document executed in connection with this Agreement, the prevailing party in such dispute shall be awarded any and all costs and expenses incurred by such party in enforcing, defending or establishing its rights hereunder or thereunder, including, without limitation, court costs and reasonable attorneys’ fees. In addition to the foregoing, the prevailing party shall also be entitled to recover its reasonable attorneys’ fees incurred in any appeals or any post judgment proceedings to collect or enforce any such judgment.

12.10 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement.

12.11 Exhibits. Unless otherwise expressly provided, the exhibits and schedules attached to this Agreement and referred to herein are hereby incorporated into this Agreement by this reference and made a part hereof for all purposes.

12.12 Construction. Seller and Purchaser acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

12.13 No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded of public record in any county. Should Purchaser ever record or attempt to record this Agreement, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the right to terminate this Agreement.

12.14 Jury Waiver. PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE MAXIMUM EXTENT PERMITTED BY LAW THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING.

12.15 No Personal Liability of Officers, Directors, Etc. of Seller. Purchaser acknowledges that this Agreement is entered into by a corporation as Seller and Purchaser agrees that no individual officer or director or other representative of Seller or Advisor shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement. Further, Purchaser acknowledges that Advisor is not a party to this Agreement and that neither such Advisor nor the individual officers, directors or representatives of Advisor shall have any personal liability under this Agreement or any document executed in connection with the transaction contemplated by this Agreement. For the purposes of this Agreement, Advisor in its capacity as Seller’s authorized investment advisor, is acting as Seller’s representative; the burdens and liabilities of this Agreement shall extend only to Seller and Advisor shall have no liability hereunder. In addition, all approvals to be given by Seller hereunder may be given or withheld by Advisor as Seller’s representative, and all requests or requirements that Seller is entitled to make hereunder may be by Advisor on behalf of Seller.

12.16 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by Seller or Purchaser, Seller and Purchaser hereby agree to perform, execute and deliver, or cause to be performed, executed and delivered, on the Closing Date or thereafter any and all such further acts, deeds and assurances as Purchaser or Seller, as the case may be, may reasonably require in order to consummate fully the transactions contemplated hereunder.

12.17 No Waiver. No consent or waiver by either party to or of any breach or nonperformance of any representation, condition, covenant or warranty shall be enforceable unless in writing signed by the party entitled to enforce performance, and such signed consent or waiver shall not be construed as a consent to or waiver of any other breach or non-performance of the same or any other representation, condition, covenant, or warranty.

12.18 Survival. All of the provisions of this Section 12 shall survive the Closing or any earlier termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first above written.

PURCHASER:

KBS CAPITAL ADVISORS LLC, a Delaware limited liability company

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr., Chief Executive Officer

SELLER:

SC BRIDGEWAY, INC., a California corporation

By:	Authorized Signatory
Name:
Title:	Authorized Signatory

[Signatures continue on next page]

The undersigned Escrow Holder hereby acknowledges receipt of the Deposit and a copy of this Agreement, and agrees to act in accordance with, and to comply with, the provisions of this Agreement applicable to the Escrow Holder, including in particular, Section 11 and provisions referred to therein.

ESCROW HOLDER:

CHICAGO TITLE INSURANCE COMPANY, a Missouri corporation

By:	/s/ Authorized Signatory
Name:
Its: